EXHIBIT 99.1

Cosmos Health Announces the Appointment of Nikos Bardakis, an Experienced Executive in the Pharmaceutical Industry, as Chief Operating Officer

CHICAGO, IL / ACCESSWIRE / February 1, 2023 /Cosmos Health Inc.(“the Company”)(Nasdaq:COSM),a global healthcare group with proprietary lines of nutraceuticals and distributor of pharmaceuticals, branded generics, OTC medications and medical devices, is pleased to announce the appointment of Nikos Bardakis, who comes with over two decades of international branded pharmaceutical sector experience, as the Chief Operating Officer (COO).

As the Chief Operating Officer at Cosmos Health, Mr. Bardakis’ objective will be to bring new capabilities and processes into the organization for optimizing operational excellence towards global commercial expansion of Cosmos’ premium products. In addition, Mr. Bardakis will focus on life science research ideas and transforming them into product innovations that will be designed, engineered, and marketed by Cosmos.

Mr. Bardakis was the National Sales Director for Servier Hellas, a multinational pharmaceutical company specializing in the areas of Cardiovascular, Central Nervous System and Metabolic diseases, where he led a cross functional client focused team comprised of Sales, Trade, Marketing and Business Development personnel, managing over 130 employees. He gained international exposure, participating in several boards and meetings focused on European level design and launch projects, pioneering in international operations. Mr. Bardakis received a BS in Finance from American College of Greece along with relevant studies in Natural Sciences.

Nikos Bardakis will succeed Pavlos Ignatiades, who will assume the position of Chief Communications Officer (CCO). As the Chief Communications Officer at Cosmos Health, Pavlos Ignatiades’ focus will be to create a consistent message across all stakeholders that clearly communicates the Company’s progress, its vision for the future and the roadmap of how it intends to get there. Mr. Ignatiades has been with Cosmos since its inception and was promoted to COO in 2020, where he was responsible for capital markets activities including the Company’s listing onto Nasdaq, as well as managing the Company’s public relations and investor relations departments.

Greg Siokas, Chief Executive Officer of Cosmos Health stated: “We are pleased to welcome Niko Bardakis as our new COO. Niko comes with many years of hands-on experience in the pharmaceutical distribution space, with a powerful blend of general management, commercial, and product development skills. We look forward to his leadership in guiding Cosmos to a new stage of strategic growth. In addition, we want to congratulate Pavlos Ignatiades on his new position as the Company’s Chief Communications Officer. Pavlos has been an invaluable member of the Cosmos team and will continue those efforts in his new role. These personnel actions are another step we are taking as we embark on our multi layered growth strategy. We are very excited about our business prospects and financial stability, and firmly believe in the future success of Cosmos and in our ability to rapidly grow as an international health and wellness company with multiple strong brands. Our name change from Cosmos Holdings to Cosmos Health indicates the change in our road map and the transformation from holding company to health care sector company.”

About Cosmos Health, Inc

Cosmos Health Inc. (Nasdaq:COSM) is a global healthcare group that was incorporated in 2009 and is headquartered in Chicago, Illinois. Cosmos Health is engaged in the nutraceuticals sector through its own proprietary lines of products “Sky Premium Life” and “Mediterranation.” Additionally, the Company is operating in the pharmaceutical sector through the provision of a broad line of branded generics and OTC medications and is involved in the healthcare distribution sector through its subsidiaries in Greece and UK serving retail pharmacies and wholesale distributors. Cosmos Health is strategically focused on the R&D of novel patented nutraceuticals (IP) and specialized root extracts as well as on the R&D of proprietary complex generics and innovative OTC products. Cosmos has developed a global distribution platform and is currently expanding throughout Europe, Asia and North America. Cosmos Health has offices and distribution centers in Thessaloniki and Athens, Greece and Harlow, UK. More information is available at www.cosmoshealthinc.com and www.skypremiumlife.com.

Forward-Looking Statements

With the exception of the historical information contained in this news release, the matters described herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by, or that otherwise, include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could”, are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. These statements, involve unknown risks and uncertainties that may individually or materially impact the matters discussed, herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s ability to raise sufficient financing to implement its business plan, the impact of the COVID-19 pandemic and the war in Ukraine, on the Company’s business, operations and the economy in general, and the Company’s ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward- looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s filings with the SEC, which are available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update, or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Lytham Partners, LLC

Ben Shamsian

E: shamsian@lythampartners.com

P: 646-829-9701

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